EXHIBIT 99.1

MICROCHIP AND ON SEMICONDUCTOR REMAIN FULLY COMMITTED
TO ACQUISITION PROPOSAL FOR ATMEL

Microchip Intends to Nominate Slate of Directors at Atmel
Annual Meeting of Shareholders

Microchip Receives Antitrust Clearance Under Hart-Scott-Rodino

Chandler and Phoenix, Arizona, November 12, 2008 – Microchip Technology Incorporated (NASDAQ: MCHP) and ON Semiconductor Corporation (NASDAQ: ONNN) today further commented on their proposal to acquire Atmel Corporation (NASDAQ:ATML) for $5.00 per share in cash, which represents a 52.4% premium to Atmel’s closing price on the last trading day before announcement of the proposal.  Microchip also announced today that it intends to nominate a slate of highly qualified directors at Atmel’s next annual meeting of shareholders and that it has received clearance to acquire Atmel under the Hart-Scott-Rodino Antitrust Improvements Act.

Steve Sanghi, President, Chief Executive Officer and Chairman of Microchip, and Keith Jackson, President and Chief Executive Officer of ON Semiconductor said, “Considering the significant value our proposal would create for Atmel’s shareholders, we were surprised that Atmel’s Board rejected our offer without engaging in any discussions with us.  We remain fully committed to our offer despite unprecedented weakness and volatility in the equity markets, which have resulted in a decline of 23.6% in the Nasdaq Composite Index since we made our proposal.”

“We are confident that if Atmel were to enter into discussions and permit us to conduct customary due diligence, we would be able to address concerns Atmel has expressed with the perceived conditionality and complexity of our offer.  Our preference is to engage in a productive dialogue with Atmel, and we are prepared to discuss all aspects of our proposal. However, given the response of the Atmel Board, Microchip intends to take the offer directly to Atmel’s shareholders by proposing an alternate slate of directors for Atmel’s next shareholders meeting.”

ON Semiconductor noted that it expects to receive antitrust clearance for its proposed acquisition of Atmel’s Nonvolatile Memory, RF and Automotive businesses after the necessary filings are made upon execution of an acquisition agreement with Atmel.

Messrs Sanghi and Jackson continued, “While we are not going to engage in a debate on the history of our conversations, we disagree with Atmel’s version of the events prior to our October 1st proposal.  More importantly, we believe shareholders should be given the opportunity to decide whether they prefer our all cash premium transaction or Atmel management’s risky and unsuccessful turnaround plan – a plan significantly challenged by the deteriorating macroeconomic environment.”

Forward Looking Statements
Statements in this press release, including those regarding Microchip’s and ON Semiconductor’s proposal to acquire Atmel, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate”, “believe”, “expect”, “intend”, “estimate” (and the negative of any of these terms), “future” and similar expressions help identify forward looking statements.  These forward looking statements are subject to business and economic risk and reflect the current expectations of each of Microchip’s and/or ON Semiconductor’s management, as applicable, and involve subjects that are inherently uncertain and difficult to predict.  Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Microchip’s and ON Semiconductor’s joint proposal to acquire Atmel will be rejected by Atmel’s board of directors or shareholders; the possibility that ON Semiconductor will not be able to obtain sufficient financing; the possibility that Microchip and ON Semiconductor will be unable to reach agreement on the terms of the sale of certain Atmel assets; the possibility that, even if Microchip’s and ON Semiconductor’s proposal is accepted, Microchip and/or ON Semiconductor will not be able to satisfy closing conditions in any definitive agreement, the transaction will not close or that the closing may be delayed; the effect of the announcement of the proposal on each of Microchip’s, ON Semiconductor’s and Atmel’s strategic relationships, operating results and businesses generally, including the ability to retain key employees; each of Microchip’s and ON Semiconductor’s ability to successfully integrate Atmel’s operations and employees; general economic conditions; and other factors described in Microchip’s SEC filings (including Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008) and ON Semiconductor’s SEC filings (including ON Semiconductor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 26, 2008).  If any of these risks or uncertainties materialize, the joint proposal may not be accepted, the acquisitions may not be consummated, the potential benefits of the acquisitions may not be realized, Microchip’s, ON Semiconductor’s and/or Atmel’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements.  All information in this press release is as of November 12, 2008.  Each of Microchip and ON Semiconductor undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information
This communication is for informational purposes only and does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities.  MICROCHIP AND ON SEMICONDUCTOR INTEND TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) RELATING TO MICROCHIP’S AND ON SEMICONDUCTOR’S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF ATMEL FOR USE AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS.  ALL ATMEL SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

SHAREHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT FILED WITH THE SEC BY MICROCHIP AT WWW.MICROCHIP.COM, BY ON SEMICONDUCTOR AT WWW.ONSEMI.COM, AND THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.  FREE COPIES OF THE PROXY STATEMENT CAN ALSO BE OBTAINED BY DIRECTING A REQUEST TO MICROCHIP’S AND ON SEMICONDUCTOR’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT (650) 798-5206.

Each of Microchip and ON Semiconductor and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from shareholders of Atmel in connection with the election of directors and other matters.  As of the date hereof, Microchip beneficially owns approximately 4.1% of Atmel’s outstanding common stock.  Information regarding Microchip’s and ON Semiconductor’s directors and executive officers is available in Microchip’s SEC filings (including Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and its Proxy Statement for its 2008 Annual Meeting of Shareholders) and ON Semiconductor’s SEC filings (including ON Semiconductor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its Proxy Statement for its 2008 Annual Meeting of Shareholders), respectively.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the Proxy Statement to be filed by Microchip and ON Semiconductor with the SEC when it becomes available.

About Microchip Technology
Microchip Technology Incorporated (NASDAQ: MCHP) is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Ariz., Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip’s website at www.microchip.com.

About ON Semiconductor
With its global logistics network and strong product portfolio, ON Semiconductor Corporation (NASDAQ: ONNN) is a preferred supplier of high performance, energy efficient, silicon solutions to customers in the power supply, automotive, communication, computer, consumer, medical, industrial, mobile phone, and military/aerospace markets.

The company’s broad portfolio includes power, analog, DSP, mixed-signal, advance logic, clock management, non-volatile memory and standard component devices. Global corporate headquarters are located in Phoenix, Arizona. The company operates a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

Microchip Investor Contacts:	ON Semiconductor Investor Contacts:
MacKenzie Partners	Ken Rizvi
Amy Bilbija	(602) 244-3437
(650) 798-5206	ken.rizvi@onsemi.com
abilbija@mackenziepartners.com

Microchip Media Contacts:	ON Semiconductor Media Contacts:
Sard Verbinnen & Co	Anne Spitza
David Reno	(602) 244-6398
(212) 687-8080	anne.spitza@onsemi.com
dreno@sardverb.com
Andrew Cole or Ron Low
(415) 618-8750
acole@sardverb.com / rlow@sardverb.com

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